Exhibit 3.01

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEGG, INC.

CHEGG, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 29, 2005.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) in the form attached hereto as EXHIBIT A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Restated Certificate so adopted reads in full as set forth in EXHIBIT A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused the Restated Certificate to be signed by the authorized officer this 6th day of March, 2012.

CHEGG, INC.

By	/s/ Andrew Brown
Andrew Brown
Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEGG, INC.

FIRST: The name of the Corporation (hereinafter called the “Corporation”) is Chegg, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 196,388,007. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 76,388,007. The total number of shares of Common Stock the Corporation shall have authority to issue is 120,000,000. The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B. The Preferred Stock shall be divided into series. The first series shall consist of 1,943,391 shares and is designated “Series A Preferred Stock.” The second series shall consist of 8,526,515 shares and is designated “Series A-1 Preferred Stock.” The third series shall consist of 6,703,527 shares and is designated “Series B Preferred Stock.” The fourth series shall consist of 20,227,639 shares and is designated “Series C-1 Preferred Stock.” The fifth series shall consist of 7,540,518 shares and is designated “Series C-2 Preferred Stock.” The sixth series shall consist of 6,502,841 shares and is designated “Series D Preferred Stock.” The seventh series shall consist of 9,645,649 shares and is designated “Series E Preferred Stock.” The eighth series shall consist of 15,297,927 shares and is designated “Series F Preferred Stock.” The Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are herein collectively referred to as the “Preferred Stock”.

C. The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

1. Dividends.

(a) From and after the date hereof, the holders of Preferred Stock shall be entitled to receive dividends at the rate of (i) $0.0212 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series A Dividend Amount”), (ii) $0.0352 per share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series A-1 Dividend Amount”), (iii) $0.0569 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series B Dividend Amount”), (iv) $0.069409968 per share of Series C-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series C-1 Dividend Amount”), (v) $0.093269648 per share of Series C-2 Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series C-2 Dividend Amount”), (vi) $0.7012 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series D Dividend Amount”), (vi) $0.78792 per share of Series E Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series E Dividend Amount”), and (vii) $0.64 per share of Series F Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) per annum (the “Series F Dividend Amount”), payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Corporation’s Board of Directors (the “Board”) and shall be non-cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year. After dividends provided for above are paid in full to the holders of Preferred Stock, dividends may be declared and distributed to the holders of Preferred Stock and Common Stock, pro rata, with the Preferred Stock participating with the Common Stock based on the number of shares of Common Stock issuable upon conversion of the Preferred Stock in accordance with Section 4 hereof.

(b) No dividends (other than those payable solely in Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until the Series A Dividend Amount, Series A-1 Dividend Amount, Series B Dividend Amount, Series C-1 Dividend Amount, Series C-2 Dividend Amount, Series D Dividend Amount, Series E Dividend Amount and Series F Dividend Amount shall have been paid or declared and set apart during that fiscal year on the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock respectively, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section C.1) is paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted.

Except as provided in Section C.1(a) above, no dividends shall be declared or paid on any share of a series of Preferred Stock unless a dividend be declared or paid ratably among all holders of shares of Preferred Stock then outstanding based on the number of shares of Common Stock held by each such holder (assuming full conversion of each series of Preferred Stock).

(c) The holders of the outstanding Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series F Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section C.1 upon the affirmative vote or written consent of the holders of at least sixty percent (60%) of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series F Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis. The holders of the outstanding Series D Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section C.1 upon the affirmative vote or written consent of a majority of the shares of Series D Preferred Stock then outstanding, voting as a separate class. The holders of the outstanding Series E Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section C.1 upon the affirmative vote or written consent of a majority of the shares of Series E Preferred Stock then outstanding, voting as a separate class.

(d) Upon conversion of any share of any series of Preferred Stock pursuant to subsection (a) or (b) of Section C.4, all dividends declared but unpaid on such share shall be paid in cash or shares of Common Stock at the then fair market value as determined in good faith by the Board.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up or Change of Control (as hereinafter defined) of the Corporation (each, a “Liquidation Event”), whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive from the assets and funds of the Corporation legally available for distribution, on a pari passu basis, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock, by reason of their ownership thereof, the amount of (i) 8.00 per share (the “Original Series F Issue Price”) of Series F Preferred Stock then held by them (adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) plus (ii) all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount to which they shall be entitled under this Section C.2(a), then the entire assets and funds of the Corporation legally available for distribution to its stockholders shall be distributed ratably among the holders of Series F Preferred Stock in proportion to the full preferential amount each such holder is entitled to receive under this Section C.2(a).

(b) In the event of a Liquidation Event, whether voluntary or involuntary, after payment to the holders of Series F Preferred Stock of the full preferential amounts set forth in Section C.2(a) above, the holders of Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive from the remaining assets and funds of the Corporation legally available for distribution, on a pari passu basis, prior and in preference to any distribution of any of the assets and funds of the Corporation to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Common Stock, by reason of their ownership thereof, the amount of (i) $8.7654 per share (the “Original Series D Issue Price”) of Series D Preferred Stock then held by them and $9.849 per share (the “Original Series E Issue Price”) of Series E Preferred Stock then held by them (each adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) plus (ii) all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the remaining assets and funds of the Corporation available for distribution to its stockholders (after payment to the holders of Series F Preferred Stock of the full preferential amounts set forth in Section C.2(a) above) shall be insufficient to pay the holders of shares of Series D Preferred Stock and Series E Preferred Stock the full amount to which they shall be entitled under this Section C.2(b), then the remaining assets and funds of the Corporation legally available for distribution to its stockholders (after payment to the holders of Series F Preferred Stock of the full preferential amounts set forth in Section C.2(a) above) shall be distributed ratably among the holders of Series D Preferred Stock and Series E Preferred Stock in proportion to the full preferential amount each such holder is entitled to receive under this Section C.2(b).

(c) In the event of a Liquidation Event, whether voluntary or involuntary, after payment to the holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the full preferential amounts set forth in Sections C.2(a) and C.2(b) above, the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be entitled to receive from the remaining assets and funds of the Corporation legally available for distribution, on a pari passu basis, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of Common Stock, by reason of their ownership thereof, the amount of (i) $0.2650 per share (the “Original Series A Issue Price”) of Series A Preferred Stock then held by them, $0.4395 per share (the “Original Series A-1 Issue Price”) of Series A-1 Preferred Stock then held by them, $0.71089 per share (the “Original Series B Issue Price”) of Series B Preferred Stock then held by them, $0.8676246 per share (the “Original Series C-1 Issue Price”) of Series C-1 Preferred Stock then held by them and $1.1658706 per share (the “Original Series C-2 Issue Price”) of Series C-2 Preferred Stock then held by them (each adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares, as the case may be) plus (ii) all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the remaining assets and funds of the Corporation available for distribution to its stockholders (after payment to the holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the full preferential amounts set forth in Sections C.2(a) and C.2(b) above) shall be insufficient to pay the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock the full amount to which they shall be entitled under this Section C.2(c), then the entire remaining assets and funds of the Corporation legally available for distribution to its stockholders (after payment to the holders of Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the full preferential amounts set forth in Sections C.2(a) and C.2(b) above) shall be distributed ratably among the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section C.2(c). The Original Series A Issue Price, Original Series A-1 Issue Price, Original Series B Issue Price, Original Series C-1 Issue Price, Original Series C-2 Issue Price, Original Series D Issue Price, Original Series E Issue Price and Original Series F Issue Price are collectively referred to herein as the “Original Issue Price.”

(d) After payment to the holders of Preferred Stock of the preferential amounts set forth in Sections C.2(a), C.2(b) and C.2(c) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Series F Preferred Stock and the holders of Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series F Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate immediately prior to such Liquidation Event; provided, however, that if the aggregate amount the holders of Series F Preferred Stock are entitled to receive under Section C.2(a) and this Section C.2(d) shall exceed two times the Original Series F Issue Price (the “Maximum Participation Amount”), each holder of Series F Preferred Stock shall only be entitled to receive upon such Liquidation Event the Maximum Participation Amount (subject to Section C.2(i) below).

(e) For purposes of this Section C.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a merger effected primarily for the purpose of changing the domicile of the Corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Corporation or the exclusive licensing of all or substantially all of the Corporation’s intellectual property in a single transaction or a series of related transactions, or (iii) the sale (whether through one sale or multiple sales during any period of time after the date of this Amended and Restated Certificate of Incorporation (the “Restated Certificate”)) by holders of the Corporation’s capital stock of an aggregate of fifty percent (50%) or more of the outstanding voting power of the Corporation shall be referred to herein as a “Change of Control” and shall entitle the holders of Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(f) below) amounts as specified in Sections C.2(a), C.2(b), C.2(c) and C.2(d) above (unless the holders of (a) at least sixty percent (60%) of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series F Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, (b) a majority of the shares of Series D Preferred Stock then outstanding, voting as a separate class, and (c) a majority of the shares of Series E Preferred Stock then outstanding, voting as a separate class, shall determine such event shall not be deemed a Change of Control).

(f) In any of the events specified in Section C.2(e) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over the counter but not on the Nasdaq Global Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(iii) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value as set forth in the definitive agreements governing such Liquidation Event.

(g) In the event the requirements of Section C.2 are not complied with, the Corporation shall forthwith either:

(i) cause such closing to be postponed until such time as the requirements of this Section C.2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section C.2(h) hereof.

(h) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section C.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent of (i) the holders of at least sixty percent (60%) of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series F Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, (ii) the holders of a majority of the Series D Preferred Stock then outstanding, and (iii) the holders of a majority of the Series E Preferred Stock then outstanding.

(i) Notwithstanding Sections C.2(a), C.2(b), C.2(c) and C.2(d) above, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, whether voluntary or involuntary, each series of Preferred Stock shall be treated as if all holders of such series had converted such holder’s shares of such series into shares of Common Stock immediately prior to such Liquidation Event if, as a result of an actual conversion of any series of Preferred Stock (including taking into account the operation of this Section C.2(i) with respect to all series of Preferred Stock), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series if such holders had not converted such series of Preferred Stock into shares of Common Stock. If shares of any series of Preferred Stock are converted to Common Stock or are treated as if they had been converted into Common Stock pursuant to this subsection, then such holders shall not be entitled to receive any distribution pursuant to Section C.2(a), C.2(b), C.2(c) or C.2(d), as applicable, that would otherwise be made to holders of such series of Preferred Stock.

3. Voting Rights.

(a) Voting Other than for Directors. Except as required by law and in Sections C.3(b), (c), (d) and (e) below, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except as to those matters required by law or this Restated Certificate to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (voting together as a single class on an as-converted to Common Stock basis) and without a separate class vote of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b) Voting for Directors.

(i) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series A-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A-1 Director”). The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”). The holders of Series C-1 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C-1 Director”). The holders of Series C-2 Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C-2 Director”). The holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series D Director”). Until such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities (as defined below) pursuant to Section C.4A, the holders of Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series E Director,” and together with the Series A-1 Director, the Series B Director, the Series C-1 Director, the Series C-2 Director and the Series D Director, the “Preferred Directors”). With respect to the election of the remaining members of the Board, all such members of the Board shall be elected by the holders of the Common Stock and Preferred Stock, voting together as a single class on an as converted to Common Stock basis (the “Mutual Directors”).

(ii) A director who was elected by a specified class or classes of stock or series thereof may be removed from the Board, either with or without cause, only by the affirmative vote of the holders of a majority of the class or classes of stock or series thereof that initially elected such director.

(iii) If a vacancy on the Board is to be filled by the Board, only a director or directors elected by the holders of the same class or classes of stock or series thereof as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. If there are no such directors, such vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of that class or classes of stock or series thereof.

(c) Preferred Stock Protective Provisions. So long as at least 1,000,000 shares of Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares) are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis:

(i) take any action (including amending this Restated Certificate or by way of merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of any of the shares of the Preferred Stock then outstanding so as to affect such shares adversely;

(ii) authorize or issue (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any new class or series of equity securities having any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is superior to or on a parity with any such preference or priority of the Preferred Stock then outstanding;

(iii) reclassify or modify (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is superior to or on a parity with any such preference or priority of the Preferred Stock then outstanding;

(iv) increase or decrease (other than by conversion or redemption) the number of authorized shares of Common Stock or Preferred Stock;

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation at the lesser of fair market value or cost pursuant to agreements under which this Corporation has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services;

(vi) pay or declare a dividend on any shares of Common Stock or Preferred Stock (payable other than in Common Stock) or enter into a contract or agreement that restricts the Corporation’s ability to pay or declare dividends on any shares of Common Stock or Preferred Stock;

(vii) amend the Corporation’s Certificate of Incorporation (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) or Bylaws (unless, in the case of the Bylaws, unanimously approved by the Board); or

(viii) effect a liquidation, dissolution or winding up of the Corporation or any Change in Control.

(d) Series D Preferred Stock Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the Series D Preferred Stock then outstanding, voting as a separate class:

(i) take any action (including amending this Restated Certificate, amending the Amended and Restated Bylaws of the Corporation or by way of merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of any of the shares of the Series D Preferred Stock so as to affect such shares adversely;

(ii) authorize or issue (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any new class or series of equity securities having any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is superior to, any such preference or priority of the Series D Preferred Stock (collectively, “Senior to Series D Stock”). For the avoidance of doubt, Senior to Series D Stock shall include, without limitation, any equity securities (a) which have an aggregate preference or priority as to distribution of assets upon a Liquidation Event in excess of the aggregate price paid for such equity securities, (b) which are entitled to (1) receive a preference or priority as to the distribution of assets upon a Liquidation Event and (2) participate with the holders of Common Stock after receipt of such preference or priority (without conversion to Common Stock), or (c) which are entitled to receive cumulative dividends or dividends, if and when paid, at a rate greater than 8% of the liquidation preference for such shares per annum;

(iii) reclassify or modify (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is Senior to Series D Stock;

(iv) effect any Change in Control, or permit any transfer of shares that would result in a Change of Control of the type described in clause (iii) of Section C.2(d), if the price per share to be paid to the holders of Series D Preferred Stock in respect thereof in such Change of Control is less than the Series D Conversion Threshold Price (as defined in Section C.4(g) below) then in effect; or

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) (i) any shares of Common Stock (excluding shares of Common Stock issued or issuable upon conversion of Preferred Stock) or (ii) any shares of Preferred Stock (or shares of Common Stock issued or issuable upon conversion of Preferred Stock); provided, however, that the restriction set forth in clause (i) of this sentence shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation at the lesser of fair market value or cost pursuant to agreements under which this Corporation has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services.

(e) Series E Preferred Stock Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the Series E Preferred Stock then outstanding, voting as a separate class:

(i) take any action (including amending this Restated Certificate, amending the Amended and Restated Bylaws of the Corporation or by way of merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of any of the shares of the Series E Preferred Stock so as to affect such shares adversely;

(ii) until such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities pursuant to Section C.4A, authorize or issue (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any new class or series of equity securities having any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is superior to, any such preference or priority of the Series E Preferred Stock (collectively, “Senior to Series E Stock”). For the avoidance of doubt, Senior to Series E Stock shall include, without limitation, any equity securities (a) which have an aggregate preference or priority as to distribution of assets upon a Liquidation Event in excess of the aggregate price paid for such equity securities, (b) which are entitled to (1) receive a preference or priority as to the distribution of assets upon a Liquidation Event and (2) participate with the holders of Common Stock after receipt of such preference or priority (without conversion to Common Stock), or (c) which are entitled to receive cumulative dividends or dividends, if and when paid, at a rate greater than 8% of the liquidation preference for such shares per annum;

(iii) until such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities pursuant to Section C.4A, reclassify or modify (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is Senior to Series E Stock;

(iv) effect any Change in Control, or permit any transfer of shares that would result in a Change of Control of the type described in clause (iii) of Section C.2(d), if the price per share to be paid to the holders of Series E Preferred Stock in respect thereof in such Change of Control is less than the Series E Conversion Threshold Price (as defined in Section C.4(g) below) then in effect; or

(v) until such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities pursuant to Section C.4A, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) (i) any shares of Common Stock (excluding shares of Common Stock issued or issuable upon conversion of Preferred Stock) or (ii) any shares of Preferred Stock (or shares of Common Stock issued or issuable upon conversion of Preferred Stock); provided, however, that the restriction set forth in clause (i) of this sentence shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation at the lesser of fair market value or cost pursuant to agreements under which this Corporation has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services.

(f) Series F Preferred Stock Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the Series F Preferred Stock then outstanding, voting as a separate class:

(i) take any action (including amending this Restated Certificate, amending the Amended and Restated Bylaws of the Corporation or by way of merger, consolidation or otherwise) that would alter or change the powers, preferences or rights of any of the shares of the Series F Preferred Stock so as to affect such shares adversely; or

(ii) reclassify or modify (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise) any existing class or series of equity securities in a manner that would provide such class or series of equity securities or any new class or series of equity securities resulting from such reclassification or modification with any preference or priority as to voting, dividends, or distribution of assets upon a Liquidation Event which is superior to any such preference or priority of the Series F Preferred Stock (collectively, “Senior to Series F Stock”). For the avoidance of doubt, Senior to Series F Stock shall include, without limitation, any equity securities (a) which have an aggregate preference or priority as to distribution of assets upon a Liquidation Event in excess of the aggregate price paid for such equity securities (but not including any participation rights with Common Stock that are pari passu to or lesser than the participation rights given to holders of Series F Preferred Stock in Section C.2(d) above), (b) which are entitled to (1) receive a preference or priority as to the distribution of assets upon a Liquidation Event and (2) participate with the holders of Common Stock after receipt of such preference or priority (without conversion to Common Stock), or (c) which are entitled to receive cumulative dividends or dividends, if and when paid, at a rate greater than 8% of the liquidation preference for such shares per annum.

(iii) issue any shares of Series F Preferred Stock, other than in the case of (a) a conversion by the holders of Series E Preferred Stock pursuant to the terms of Section C.4A, or (b) issuance of a warrant to purchase up to 300,000 shares of Series F Preferred Stock to banks or other financial institutions pursuant to a debt financing approved by the Board, including a majority of the Preferred Directors.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right To Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such share) by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion (the “Conversion Rate”). The “Conversion Price” per share for the Series A Preferred Stock (the “Series A Conversion Price”), Series A-1 Preferred Stock (the “Series A-1 Conversion Price”), Series B Preferred Stock (the “Series B Conversion Price”), Series C-1 Preferred Stock (the “Series C-1 Conversion Price”), Series C-2 Preferred Stock (the “Series C-2 Conversion Price”), Series D Preferred Stock (the “Series D Conversion Price”), Series E Preferred Stock (the “Series E Conversion Price”) and Series F Preferred Stock (the “Series F Conversion Price”) shall be $0.2082, the Original Series A-1 Issue Price, the Original Series B Issue Price, the Original Series C-1 Issue Price, the Original Series C-2 Issue Price, $8.7418, the Original Series E Issue Price and the Original Series F Issue Price, respectively. Such Series A Conversion Price, Series A-1 Conversion Price, Series B Conversion Price, Series C-1 Conversion Price, Series C-2 Conversion Price, Series D Conversion Price, Series E Conversion Price and Series F Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective applicable Conversion Rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least sixty percent (60%) of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, or (ii) immediately upon the closing of the sale of Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, in which the public offering price per share (before deduction of underwriters’ discounts or commissions and expenses) exceeds $5.829353 (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Common Stock) and that results in gross offering proceeds (before deduction of underwriters’ discounts or commissions and expenses) to the Corporation of not less than $30,000,000 (a “Qualified IPO”). Each share of Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective applicable Conversion Rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of a majority of the shares of Series D Preferred Stock then outstanding, voting as a separate class, or (ii) immediately upon the closing of a Qualified IPO. Each share of Series E Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective applicable Conversion Rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of (A) at least 80% of the shares of Series E Preferred Stock then outstanding, voting as a separate class, until such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities pursuant to Section C.4A, and (B) after such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities pursuant to Section C.4A, a majority of the shares of Series E Preferred Stock then outstanding, voting as a separate class, or (ii) immediately upon the closing of a Qualified IPO. Each share of Series F Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective applicable Conversion Rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of a majority of the shares of Series F Preferred Stock then outstanding, voting as a separate class, or (ii) immediately upon the closing of a Qualified IPO. Each of the events referred to in the foregoing sentences of this Section C.4(b) is referred to herein as an “Automatic Conversion Event”.

(c) Mechanics of Conversion.

(i) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of Preferred Stock unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and each holder of record of shares of Preferred Stock shall be deemed on such date to be the holder of record of the Common Stock issuable upon such conversion, whether or not (i) the certificates representing such shares are surrendered to the Corporation or its transfer agent, (ii) notice from the Corporation shall have been received by any holder of record of shares of Preferred Stock, or (iii) the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section C.4(d), the following definitions apply:

(A) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(B) “Original Issue Date” shall mean the date on which a share of Series F Preferred Stock was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable (all such shares excluded from the definition of Additional Shares of Common Stock referred to herein as “Excluded Shares”):

(1) upon conversion of the Preferred Stock pursuant to this Section C.4;

(2) pursuant to a bona fide business acquisition of or by the Corporation (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise) (provided that such transaction is approved by the Board, including a majority of the Preferred Directors);

(3) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction approved by the Board, including a majority of the Preferred Directors;

(4) to employees, consultants, officers, directors or advisors of the Corporation for the primary purpose of soliciting or retaining their services pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board, including a majority of the Preferred Directors;

(5) in connection with obtaining lease financing, whether issued to a lender, lessor, guarantor or other providers of goods and services to the Corporation in a transaction entered into for primarily non-equity financing purposes and approved by the Board, including a majority of the Preferred Directors;

(6) in connection with a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act pursuant to which all outstanding shares of each series of Preferred Stock are converted to Common Stock;

(7) upon exercise or conversion of any warrants that are outstanding as of the Original Issue Date;

(8) as a dividend or distribution on the Preferred Stock in accordance with Section C.1;

(9) for which adjustment of the Conversion Price is made pursuant to Section C.4(e);

(10) in connection with strategic transactions involving the Corporation and other entities not primarily for financing purposes, including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein, have been approved by the Board, including a majority of the Preferred Directors;

(11) deemed to be issued or issuable in connection with the issuance of up to 3,122,927 shares of Series F Preferred Stock for per share consideration at least equal to the Original Series F Issue Price; and

(12) in connection with donations of up to 25,000 shares of Common Stock or Options made by the Company to certain charities, as approved by the Board, including a majority of the Preferred Directors.

(E) “Series E Original Issue Date” shall mean the date on which a share of Series E Preferred Stock was first issued.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price of any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be issued as of the time such Options or Convertible Securities were issued or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms or by amendment provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of a series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Conversion Price of a series of Preferred Stock shall affect Common Stock previously issued upon conversion of the Preferred Stock;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of a series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date, or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price of any series of Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii) hereof) without consideration or for a consideration per share less than the Series A Conversion Price, Series A-1 Conversion Price, Series B Conversion Price, Series C-1 Conversion Price, Series C-2 Conversion Price, Series D Conversion Price or Series F Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of one cent) determined by multiplying the applicable Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the applicable Conversion Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment. Notwithstanding any other provision hereof, the Corporation shall not be deemed to have issued Additional Shares of Common Stock in respect of Qualified Financing Securities that become issuable upon conversion of shares of Series E Preferred Stock pursuant to Section C.4A until such time, and then only to the extent, that the Series E Preferred Stock is actually converted into such Qualified Financing Securities. In the event that shares of Series E Preferred Stock are converted into Qualified Financing Securities pursuant to Section C.4A (a “Series E Conversion Event”), (x) the “aggregate consideration received by the Corporation” for purposes of this Section C.4(d)(iv) shall be deemed to be the product obtained by multiplying the number of shares of Series E Preferred Stock so converted pursuant to Section C.4A (the “Converted Series E Shares”) by the Original Series E Issue Price, (y) the number of Additional Shares of Common Stock deemed to be issued upon such Series E Conversion Event shall equal the number of shares of Common Stock into which such Qualified Financing Securities issued in respect of Converted Series E Shares are convertible, and (z) such Qualified Financing Securities shall be deemed to have been issued at a price equal to the “aggregate consideration received by the Corporation” as determined pursuant to clause (x) above divided by the number of Additional Shares of Common Stock as determined pursuant to clause (y) above.

(v) Determination of Consideration. For purposes of this Section C.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for each series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.4(e) above or a Change of Control referred to in Section C.2(d) above), the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization, reclassification or other similar event, be proportionately adjusted so that the applicable series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the series of Preferred Stock immediately before that change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.4 with respect to the rights of the holders of the Preferred Stock after the reorganization, reclassification or other similar event to the end that the provisions of this Section C.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Special Adjustment Upon Public Offering. Upon either (i) the automatic conversion of the Series D Preferred Stock pursuant to clause (ii) of the second sentence of Section C.4(b) above in connection with a Qualified IPO or (ii) the conversion of the Series D Preferred Stock pursuant to clause (i) of the second sentence of Section C.4(b) in connection with, and effective immediately upon the closing of any other sale of Common Stock in a public offering registered under the Securities Act (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation) (in either case, a “Public Offering”) in which the offering price per share to the public (before deduction of underwriters’ discounts or commissions and expenses) (the “Public Share Price”) is less than the Series D Conversion Threshold Price (as defined below) then in effect, the Series D Conversion Price shall be reduced, effective as of immediately prior to the closing of the Public Offering, to the price obtained by multiplying (a) the Series D Conversion Price by (b) the quotient obtained by dividing (i) the Public Share Price by (ii) the Series D Conversion Threshold Price then in effect. Upon either (i) the automatic conversion of the Series E Preferred Stock pursuant to clause (ii) of the third sentence of Section C.4(b) above in connection with a Qualified IPO or (ii) the conversion of the Series E Preferred Stock pursuant to clause (i) of the third sentence of Section C.4(b) in connection with, and effective immediately upon the closing of any other Public Offering in which the Public Share Price is less than the Series E Conversion Threshold Price (as defined below) then in effect, the Series E Conversion Price shall be reduced, effective as of immediately prior to the closing of the Public Offering, to the price obtained by multiplying (a) the Series E Conversion Price by (b) the quotient obtained by dividing (i) the Public Share Price by (ii) the Series E Conversion Threshold Price then in effect. Upon either (i) the automatic conversion of the Series F Preferred Stock pursuant to clause (ii) of the fourth sentence of Section C.4(b) above in connection with a Qualified IPO or (ii) the conversion of the Series F Preferred Stock pursuant to clause (i) of the fourth sentence of Section C.4(b) in connection with, and effective immediately upon the closing of any other Public Offering in which the Public Share Price is less than the Series F Conversion Threshold Price (as defined below) then in effect, the Series F Conversion Price shall be reduced, effective as of immediately prior to the closing of the Public Offering, to the price obtained by multiplying (a) the Series F Conversion Price by (b) the quotient obtained by dividing (i) the Public Share Price by (ii) the Series F Conversion Threshold Price then in effect. As used herein, the “Series D Conversion Threshold Price” shall mean 2.0 times the Original Series D Issue Price (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Series D Preferred Stock). As used herein, the “Series E Conversion Threshold Price” shall mean (i) during the period commencing on the Series E Original Issue Date and ending on the two year anniversary of the Series E Original Issue Date, 1.5 times the Original Series E Issue Price (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Series E Preferred Stock), and (ii) at any time following the two year anniversary of the Series E Original Issue Date, 1.75 times the Original Series E Issue Price (as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Series E Preferred Stock). As used herein, the “Series F Conversion Threshold Price” shall mean the Original Series F Issue Price.

(h) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection C.4(d), then, in each such case for the purpose of this subsection C.4(f), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this subsection C.4(i) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders, including as set forth in Sections C.3(c), C.3(d) and C.3(e) hereof, and the Board.

(j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(k) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon any class or series of its stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to effect a Liquidation Event; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

(A) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event);

provided, however, that, subject to compliance with the General Corporation Law of the State of Delaware, all notice periods set forth in this subsection C.4(k) may be shortened or waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent of (i) the holders of at least sixty percent (60%) of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series F Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, (ii) the holders of a majority of the Series D Preferred Stock then outstanding, voting as a separate class, and (iii) until such time as a majority of the Series E Preferred Stock that has been issued by the Corporation has been converted to some form of Qualified Financing Securities pursuant to Section C.4A, the holders of a majority of the Series E Preferred Stock then outstanding, voting as a separate class.

(l) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(n) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined in good faith by the Board. The number of whole shares of Common Stock issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

(o) Notices. Any notice required by the provisions of this Section C.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

(p) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all then current and future holders of any shares of such series of Preferred Stock.

(q) Consent to Certain Repurchases. To the extent the Corporation may be subject to Section 2115 of the California Corporations Code, each holder of shares of Preferred Stock shall be deemed to have consented (subject to any restrictions set forth herein), for purposes of Sections 502, 503 and 506 of the California Corporations Code, to any distribution made by the Corporation in connection with the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other service providers (i) pursuant to agreements providing for such repurchase at cost, (ii) at a purchase price not exceeding the fair market value of such Common Stock or (iii) in connection with the exercise of a contractual right of first refusal entitling the Corporation to purchase the shares upon the terms offered by a third party.

4A. Special Optional Conversion of Series E Preferred Stock.

(a) In the event this Corporation shall consummate any Qualified Financing (as defined below), the Corporation shall promptly, but in any event within ten (10) days after the consummation of such Qualified Financing, provide each holder of Series E Preferred Stock notice thereof (the “Qualified Financing Notice”). Upon the written election of a holder of at least 253,834 shares of Series E Preferred Stock then outstanding delivered at any time following such Qualified Financing (the “Special Conversion Election”) and prior to the conversion of the Series E Preferred Stock into some other form of capital stock, such holder’s shares of Series E Preferred Stock then outstanding shall automatically, and without any further action on the part of the holder thereof, be converted into a number or amount of securities of the type issued in the Qualified Financing (the “Qualified Financing Securities”) calculated as follows: (i) if the Qualified Financing Securities are measured in or exercisable for shares or units, such holder’s shares of Series E Preferred Stock will be converted into the number of Qualified Financing Securities that is obtained by dividing the Original Series E Issue Price (plus any declared but unpaid dividends thereon), as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares, by the consideration per share or unit of, or per share or unit underlying, the Qualified Financing Securities received by the Corporation in such Qualified Financing (the “Qualified Financing Issue Price”), or (ii) if the Qualified Financing Securities are evidences of indebtedness, such holder’s shares of Series E Preferred Stock shall be converted into Qualified Financing Securities having a principal amount equal to the aggregate Original Series E Issue Price (plus any declared but unpaid dividends thereon), as adjusted for any stock dividends, combinations, splits, reorganizations, recapitalizations, reclassifications or other similar events with respect to such shares. Any holder of less than 253,834 shares of Series E Preferred Stock shall be bound by the Special Conversion Election if made by a majority of Series E Preferred Stock that has been issued by the Corporation, and such holder’s shares of Series E Preferred Stock shall automatically, and without any action on the part of the holder thereof, be converted into the Qualified Financing Securities elected by the holders of a majority of the Series E Preferred Stock. Any conversion pursuant to this Section C.4A(a) shall be effective upon the date of the Special Conversion Election.

(b) In addition to the conversion rights set forth in Section C.4A(a) above, in the event that (i) the Corporation’s Board of Directors (or duly empowered committee thereof) shall determine in good faith to commence preparation of a registration statement (or similar filing) for a Public Offering (a “Registration Statement”) and (ii) the Corporation shall have notified each holder of at least 253,834 shares of the Series E Preferred Stock then outstanding of such determination not later than forty five (45) calendar days prior to the filing of such Registration Statement (the “Potential Offering Notification”), then at 5:00 P.M. (Pacific Time) on the fifteenth (15th) calendar day following such notification (the “Election Deadline”), it shall be deemed that each holder of at least 253,834 shares of the Series E Preferred Stock then outstanding has irrevocably elected not to convert any of its Series E Preferred Stock to Qualified Financing Securities pursuant to this Section C.4A unless prior to the Election Deadline such stockholder shall have irrevocably elected (a “Public Offering Conversion Election”) to convert all of its Series E Preferred Stock to a particular Qualified Financing Securities, in either case effective immediately prior to the Public Offering Closing (as defined below), and, if applicable, the conversion of Series E Preferred Stock or Qualified Financing Securities to Common Stock in connection therewith, and subject only to the Public Offering Completion Condition (as defined below) (a “Public Offering Conversion”); it being understood that such Public Offering Conversion Election shall be binding on all shares of Series E Preferred Stock held by such stockholder, including any shares that may be issued after such election. Any holder of less than 253,834 shares of Series E Preferred Stock shall be bound, without any action on the part of the holder thereof, by the election made pursuant to this Section C.4A(b) of the holders of a majority of Series E Preferred Stock that has been issued by the Corporation, and such holder’s shares of Series E Preferred Stock shall be converted or not converted in accordance with such election. During the period between the Potential Offering Notification and the Election Deadline, upon reasonable request, the Corporation will make available to a representative designated in writing by stockholders holding at least a majority of the Series E Preferred Stock then outstanding (the “Series E Representative”) appropriate representatives of management and/or a lead underwriter that may have been selected by the Corporation for such Public Offering to confer with the Series E Representative regarding their good faith preliminary views of the potential valuation of the Corporation in such Public Offering. It is understood that such preliminary views shall in no way be binding upon the

Corporation, and that the actual valuation of the Corporation in the Public Offering, including any indicative range that may subsequently be filed in a Registration Statement or similar filing in connection with such Public Offering, may differ materially therefrom. It is further understood that the Corporation may elect not to file a Registration Statement or similar filing for, pursue or complete, a Public Offering irrespective of any Potential Offering Notification, and the Corporation shall be under no obligation to do so. In the event that the Corporation fails to complete the Public Offering with respect to which the Public Offering Conversion Election was made, the Series E Preferred Stock shall remain outstanding and the Public Offering Conversion shall not occur.

(c) Until the Series E Preferred Stock is converted into some other form of capital stock, the right to make a Special Conversion Election or Public Offering Conversion Election under Section C.4A(a) or C.4A(b) shall apply to any and every Qualified Financing effected by the Corporation; provided that the right to make such election shall apply with respect to only one type of Qualified Financing Securities for each holder of at least 253,834 shares of Series E Preferred Stock then outstanding (i.e., all of the Series E Preferred Stock of such holder must convert into the securities issued in a particular Qualified Financing or Public Offering, and no holder of Series E Preferred Stock shall have the power to make a Special Conversion Election or Public Offering Conversion Election calling for a portion of its Series E Preferred Stock to be converted into Qualified Financing Securities issued in one Qualified Financing or Public Offering and a portion to be converted into Qualified Financing Securities issued in a different Qualified Financing or Public Offering).

(d) For purposes of Section C.4A(b), notice that is clearly identified as a Potential Offering Notification (either in the subject or prominently in the body thereof) that is sent (1) via e-mail or similar electronic communication to the e-mail or similar address of a holder of Series E Preferred Stock last used by the Corporation or the Series E Director for communication with such holder of Series E Preferred Stock shall be deemed delivered to such holder on the day it is sent, or (2) by registered or return receipt requested mail (or regular mail where such service or similar service is unavailable) to the address of such holder in the Corporation’s capital stock records shall be deemed to be delivered to such holder four (4) calendar days following mailing of notice.

(e) If the Qualified Financing Securities are measured in shares or units, no fractional share or unit of Qualified Financing Securities shall be issued upon the conversion of any share of Series E Preferred Stock pursuant to this Section C.4A. In lieu of any fractional shares or units to which a holder of Series E Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the consideration per share or unit of Qualified Financing Securities received by the Corporation in the Qualified Financing. The number of whole shares of Qualified Financing Securities issuable upon conversion of more than one share of Series E Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

(f) All shares of Series E Preferred Stock converted pursuant to this Section C.4A shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action)

as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

(g) As used herein, a “Qualified Financing” shall mean any sale of any Options, Convertible Securities or Additional Shares of Common Stock (in each case, other than Excluded Shares) by the Corporation in one transaction or a series of related transactions at any time after the Original Issue Date. For all purposes of this Section C.4A, the day of any event, or the occurrence of any deadline or other occurrence related in time to a particular event, shall be based on the calendar day of such event, deadline or occurrence in the time zone of the Corporation’s primary headquarters (e.g., Pacific Time at the time of filing this Restated Certificate); and the “Public Offering Completion Condition” shall mean that (i) the Corporation shall have filed the relevant Registration Statement not later than 180 calendar days following delivery of the relevant Potential Offering Notification to each stockholder holding at least 253,834 shares of the Series E Preferred Stock then outstanding in accordance with this Section C.4A, and (ii) the Public Offering covered by such Registration Statement shall have been consummated (the “Public Offering Closing”) within one year of the date such Registration Statement was filed.

(h) The holders of the Series E Preferred Stock shall be entitled and required, in connection with and as a condition to any conversion pursuant to this Section C.4A, to (i) enter into any and all agreements related to the Qualified Financing entered into by the purchaser(s) in such Qualified Financing on the same terms as such purchaser(s) entered into such agreements (it being understood that the purchase price under the purchase or similar agreement covering such Qualified Financing Securities shall be satisfied by conversion of the Series E Preferred Stock), and (ii) to the extent not identical to the rights and obligations of the same terms as such purchaser(s) pursuant to such agreements, terminate their existing rights and obligations under the Series E Preferred Stock Purchase Agreement pursuant to which the share(s) of Series E Preferred Stock are issued and the “Ancillary Agreements” (as defined therein).

5. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

6. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

D. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section D.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section C.2 hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power, subject to the provisions of Section C of Article FOURTH, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board shall not divest the stockholders of nor limit their power, subject to the provisions of Section C of Article FOURTH, to adopt, amend, repeal or otherwise alter the Bylaws.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: Subject to the provisions of Section C of Article FOURTH, the Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Restated Certificate in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

EIGHTH:

A. A director of the Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article EIGHTH nor the adoption of any provision of this Restated Certificate inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation to the same extent as permitted by law.

C. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

NINTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.